MARLIN GOLD MAILS TAKE-OVER BID TO ANIMAS RESOURCES LTD. SHAREHOLDERS

December 23, 2013 - Vancouver, Canada - Marlin Gold Mining Ltd. (TSXV: MLN) (“Marlin”) announced today that it has filed a formal offer to acquire all of the outstanding shares of Animas Resources Ltd. (“Animas”) (TSX-V: ANI) with Canadian securities regulators and the Securities Exchange Commission and has mailed its offer and related documents to Animas shareholders.

The Offer

Pursuant to the offer to purchase for cash (the “Offer”), Animas shareholders will receive $0.10 in cash per common share of Animas. The Offer will be open for acceptance until 5:00 p.m. (Eastern Time) on January 28, 2014 unless extended, varied or withdrawn.

As announced by Animas on December 4, 2013, Animas has signed a definitive agreement to sell its Santa Gertrudis gold project (the “Santa Gertrudis Project”) to GoGold Resources Inc. (the “GoGold Transaction”) for a consideration of $250,000 deposit payable upon signing of the definitive agreement and $4,750,000 payable on closing plus a 3% net smelter returns royalty for gold and silver and a 2% net smelter returns royalty for all other metals. The GoGold Transaction remains subject to approval by Animas’ shareholders. Marlin's offer is conditional upon the GoGold Transaction not proceeding.

Marlin believes that the Offer is superior to the GoGold Transaction and it represents a premium of 150% to Animas' closing share price as at December 6, 2013 (two days following the announcement of the GoGold Transaction and the last trading day prior to the announcement by Marlin of its intention to make this Offer) and a premium of 168% to Animas' 20-day volume weighted average price as at December 6, 2013.

Additional Details of the Offer

Full details regarding the Offer are included in the Offer mailed to Animas’ shareholders in accordance with applicable securities laws. Copies of the Offer and related documents are available at www.sedar.com.

The Offer is subject to certain conditions including a minimum tender threshold of 66 2/3%, receipt of all required regulatory approvals and third-party consents, the absence of any material adverse change in Animas, the absence of certain prohibited activities on the part of Animas (including share issuances, material debt issuances, acquisitions and dispositions, including, but not limited to, the GoGold Transaction) between the date hereof and the expiry of the offer, no untrue statements or omissions in Animas' public disclosure and Animas' shareholder rights plan being waived, invalidated or cease traded. Following the successful completion of the Offer, Marlin intends to take all necessary steps to acquire any Animas shares that remain outstanding.

This press release does not constitute an offer to buy or an invitation to sell, or the solicitation of an offer to buy or invitation to sell, any of the securities of Marlin or Animas. Such an offer may only be made pursuant to an offer and take-over bid circular filed with the securities regulatory authorities in Canada and the United States.

About Marlin Gold

Marlin Gold is a publicly-listed company on the TSX Venture Exchange with properties located in Sinaloa and Zacatecas, Mexico. Marlin Gold's priority is to advance its properties toward production. The La Trinidad property, which hosts the Taunus gold deposit, remains the priority focus of Marlin Gold's development activities and is on track to be in production by early 2014. A complete NI 43-101 resource estimate and preliminary economic assessment for the Taunus deposit can be found at www.sedar.com or at www.marlingold.com. Assuming acceptance of the Offer and upon achieving production from the Taunus gold deposit, Marlin’s focus would be to develop the Santa Gertrudis Project.

For further information contact:

John Brownlie,
CEO, Marlin Gold Mining Ltd.
Telephones: 604-646-1580 (office) and 720-261-7252 (cell);
E-mail: jbrownlie@marlingold.com

Neither the TSX Venture Exchange nor its Regulation Services Provider (as the term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Cautionary statement regarding forward-looking information

Except for statements of historical fact, this news release contains certain 'forward-looking information' and 'forward-looking statements' within the meaning of applicable securities laws including statements regarding the offer and take-over bid circular, terms of the offer, timing of the offer and Marlin's intention to take steps to acquire the remaining Animas shares following the take-over, and the timing of production from the Taunus gold deposit. Such forward-looking statements are based on management’s expectations at the date the statements are made, and are subject to known and unknown risks, uncertainties and unforeseeable changes in circumstances that could cause actual results to vary materially from the anticipated results or events described in these forward-looking statements, including: Marlin's assessment of the effect of an offer on Marlin, Animas and Animas' shareholders; the satisfaction of any conditions to an offer; the timing and prospects for shareholder approval; regulatory restrictions; and the speculative nature of mineral exploration. As a result, readers are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements contained in this news release are made as of the date of this release. Unless required by law Marlin has no intention to and assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.